                            SHARE PURCHASE AGREEMENT

         This SHARE PURCHASE AGREEMENT ("Agreement") is dated as of June 18, 2003 by and among Valesc Holdings Inc., a Delaware corporation ("Buyer"), Dimension Distributing, Inc., a Connecticut corporation (the "Company"), with its principal place of business at 39 Limerick Road, Arundel, Maine, and Tim Kain, the owner of 100% of the Company's capital stock ("Seller").

         WHEREAS, Seller owns all of the issued and outstanding capital stock of the Company (the "Company Shares") and intends to ensure performance by the Company of its obligations hereunder;

         WHEREAS, Buyer desires to purchase, and Seller desires to sell, all of the capital stock of the Company.

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and conditions hereinafter set forth, the parties do hereby agree as follows:

         1.       DEFINITIONS

         "Acquisition" means the acquisition of all of the Company Shares by the Buyer and all related transactions provided for in or contemplated by this Agreement or any Exhibit hereto.

         "Ancillary Documents" means all documents and instruments contemplated to be entered into under the terms of this Agreement.

         "Assets" means all of the Company's assets, properties, business, goodwill and rights of every kind and description, real and personal, tangible and intangible, wherever situated and whether or not reflected on the Latest Year-End Balance Sheet or the Interim Balance Sheet.

         "Business" means the existing and prospective business, operations, facilities and other Assets, financial condition, results of operations, finances, markets, products, competitive position, raw materials and other supplies, customers and customer relations and personnel of the Company.

         "Business Day" means a day that is not a Saturday, Sunday or public holiday.

         "Contract" means any written or oral contract, agreement, lease, plan, instrument or other document, commitment, arrangement, undertaking, practice or authorization that is or may be binding on any person or its property under applicable law.

         "Court Order" means any judgment, decree, injunction, order or ruling of any federal, state or local court or governmental or regulatory body or authority that is binding on any person or its property under applicable law.

         "Default" means (1) a material breach of or default under any Contract,
(2) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a material breach of or default under any Contract, or (3) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract.

         "Employee Benefit Plans" means "employee benefit plans" as defined in section 3(3) of ERISA and any other plan, policy, program, practice or arrangement providing compensation or other benefits to any current or former officer or employee of the Company, or any dependent or beneficiary thereof, which are now or have been maintained by the Company, or any affiliate or under which the Company or any affiliate has any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation,

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vacation, holiday, medical, disability, share purchase or other similar plans, policies, programs, practices or arrangements.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Interim Financial Statements," "Interim Balance Sheet" and "Interim Balance Sheet Date" are defined in Section 4.7.

         "IRS" means the Internal Revenue Service.

         "Liability" means any direct or indirect liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of or by any person (other than endorsements of notes, bills and checks presented to banks for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute, contingent, matured, unmatured or other.

         "Licenses" means licenses, franchises, permits, easements, rights and other authorizations.

         "Lien" means any mortgage, lien, security interest, pledge, encumbrance, restriction on transferability, defect of title, charge or claim of any nature whatsoever on any property or property interest.

         "Litigation" means any lawsuit, action, arbitration, administrative or other proceeding, criminal prosecution or governmental investigation or inquiry involving or affecting, in the case of the Company, the Business, the Assets or any Contracts to which the Company is a party or by which it or any of the Assets or the Business may be bound or affected.

         "Pension Plans" means "employee pension benefit plans" as defined in section 3(2) of ERISA.

         "Permitted Liens" means liens for taxes not yet due and payable.

         "Regulation" means any statute, law, ordinance, regulation, order or rule of any federal, state, local or other governmental agency or body or of any other type of regulatory body, including, without limitation, those covering environmental, energy, safety, health, transportation, bribery, recordkeeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters.

         2.       SALE AND PURCHASE OF THE COMPANY SHARES

         Subject to the terms and conditions hereinafter set forth and on the basis of and in reliance upon the representations, warranties, obligations and agreements set forth herein, at the Closing the Seller shall sell to the Buyer and the Buyer shall purchase from the Seller all 1,000 of the Company Shares owned by the Seller in exchange for (i) 8,000 shares of the Buyer's Series B Convertible Preferred stock, $.0001 par value per share (the "Valesc Stock") and
(ii) $15,000.

         3.       CLOSING

                  3.1 Closing Date. The closing of the sale and purchase of the Company Shares (the "Closing") shall take place at the offices of Hecht & Associates, P.C., 60 East 42nd Street, New York, New York at 10:00 A.M. local time, on June 18, 2003, or at such other time or place or on such other date as the Buyer and the Seller may agree. The date of the Closing is hereinafter sometimes referred to as the "Closing Date."

                  3.2. Deliveries. At the Closing, subject to the provisions of this Agreement, the Seller shall deliver to the Buyer, free and clear of all Liens, the certificates for the Company Shares in negotiable form, duly endorsed in blank, or with separate notarized stock transfer powers attached thereto and signed in blank, in


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exchange for a stock certificate for 8,000 shares of the Buyer's Series B
Convertible Preferred stock executed by the Buyer or its transfer agent and a bank or cashier's check for $15,000. At the Closing, the Seller shall also deliver to the Buyer, and the Buyer shall deliver to the Seller, the certificates, opinions and other instruments and documents referred to in Sections 9 and 10.

         4.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLER

         The Company and the Seller hereby jointly and severally represent and warrant to the Buyer, except as set forth on the Disclosure Schedule attached hereto, each of which exceptions shall specifically identify the relevant subsection hereof to which it relates and shall be deemed to be representations and warranties as if made hereunder, that:

                  4.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of Connecticut, having full power and authority to carry on the Business as it has been and is now being conducted and to own, lease and operate the Assets. The Company is duly qualified to do business and is in good standing in every jurisdiction in which the Business or the character of the Assets requires such qualification, all of which jurisdictions are disclosed in the Disclosure Schedule. The Company has no subsidiaries and no stock or other equity or ownership interest (whether controlling or not) in any corporation, association, partnership, joint venture or other entity.

                  4.2 Capitalization and Share Ownership. The Company's authorized capital stock consists of 1,000 shares of common stock with no par value. There are 1,000 shares of the Company's common stock presently outstanding (previously defined as the "Company Shares"), which Company Shares are owned by the Seller free and clear of any Liens. All of the Company Shares have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of the terms of any Contract binding upon the Company, and were issued in compliance with all applicable charter documents of the Company and all applicable federal and state securities or "blue sky" laws and regulations. No equity securities of the Company, other than the Company Shares, are issued or outstanding. There are, and have been, no preemptive rights with respect to the issuance of the Company Shares. There are no existing Contracts, subscriptions, options, warrants, calls, commitments or rights of any character to purchase or otherwise acquire any capital stock or other securities of the Company, whether or not presently issued or outstanding at any time, or upon the happening of any stated event.

                  4.3 Authority and Binding Effect. Each of the Company and the Seller has the full power and authority to execute, deliver and perform this Agreement and has taken all actions necessary to secure all approvals required in connection therewith. The execution and delivery of this Agreement and the consummation of the transactions herein contemplated will not contravene or violate the Articles of Incorporation or By-Laws of the Company. This Agreement constitutes the legal, valid and binding obligation of the Company and the Seller, enforceable against each in accordance with its terms.

                  4.4 Validity of Contemplated Transactions. Neither the execution and delivery of this Agreement by the Company or the Seller nor the consummation of the transactions contemplated hereby will contravene or violate any Regulation or Court Order which is applicable to the Company or the Seller, or will result in a Default under, or require the consent or approval of any party to, any Contract relating to the Business or the Assets or to or by which the Company or the Seller is a party or otherwise bound or affected, or require the Company or the Seller to notify or obtain any License from any federal, state, local or other court or governmental agency or body or from any other regulatory authority.

                  4.5 Restrictions. Neither the Company nor the Seller is a party to any Contract or subject to any restriction or any Court Order or Regulation that adversely affects the Company, the Seller, the Assets or the Business or affects or restricts the ability of the Company or the Seller to consummate the Acquisition.


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                  4.6 Third-Party Options. There are no existing Contracts,
options, commitments or rights with, to or in any third party to acquire the Company, the Seller, any of the Assets or any interest therein or in the Business.

                  4.7 Financial Statements. The Company has delivered to the Buyer (1) the Company's year-end balance sheet at December 31, 2002 and each of the two preceding fiscal year-ends, (2) its related statements of income for the fiscal years then ended, and (3) all related notes and schedules, each of which have been reviewed by the Company's independent auditors. All Liabilities of the Company at December 31, 2002 required to be reflected or reserved for by cash basis accounting are fully reflected or reserved for in the Company's balance sheet at December 31, 2002 (the "Latest Year-End Balance Sheet"). December 31, 2002 is referred to as the "Latest Year-End Balance Sheet Date" in other parts of this Agreement. The Company has also delivered to the Buyer a copy of the unaudited balance sheet of the Company at March 31, 2003 and the related unaudited statement of income for the period from the Latest Year-End Balance Sheet Date to March 31, 2003 (the "Interim Financial Statements"). March 31, 2003 is referred to as the "Interim Balance Sheet Date" in other parts of this Agreement. All Liabilities of the Company as of the Interim Balance Sheet Date required to be reflected or reserved for by cash basis accounting are fully reflected or reserved for in the Company's balance sheet at the Interim Balance Sheet Date (the "Interim Balance Sheet"). All of the financial statements referred to in this Section were prepared in accordance with cash basis accounting and, subject to any qualifications set forth in the applicable notes and schedules, fairly present the financial position and results of operations of the Company at the dates and for the periods covered and include all adjustments that are necessary for a fair presentation of the information shown on the cash basis.

                  4.8 Books of Account; Returns and Reports; Taxes. The books of account of the Company fairly reflect, in accordance with cash basis accounting
(1) all transactions relating to the Company and (2) all items of income and expense, assets and liabilities relating to the Company. The Company has not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Company. The Company has duly filed all federal, state and local tax reports and returns and all other reports and returns required to be filed by it pursuant to any Regulation. The Company has duly made all deposits required by law to be made with respect to employees' withholding taxes. The Company has duly paid or accrued on its books of account all taxes, duties and charges (including penalties and interest thereon) payable by it and the amounts established as provisions for taxes on the Latest Year-End Balance Sheet and the Interim Balance Sheet are sufficient for the payment of all taxes (including penalties and interest thereon) due as a result of activities which occurred during periods covered by the Latest Year-End Balance Sheet and the Interim Balance Sheet, respectively. The Company has not received any notice of assessment or deficiency or proposed assessment from or by the IRS or any other taxing authority in connection with its tax returns or reports and there is no pending tax examination of or tax claim asserted against the Company or any of the Assets. There is no tax lien on any of the Assets except for liens for real estate taxes not yet due and payable. All federal income tax returns filed by the Company have been audited and settled through December 31, 2002, and no agreement for the extension of time or waiver of the statute of limitations for the assessment of any deficiency or adjustment for any year is in effect. True and correct copies of all federal and state income tax returns filed by the Company for the last five years have been delivered to the Buyer.

                  4.9 Undisclosed Liabilities and Schedule. The Company has no Liabilities except for:

                      (A) those Liabilities adequately and specifically set forth or reserved for on the Interim Balance Sheet and not heretofore paid or discharged; and

                      (B) those Liabilities not disclosed on the Interim Balance Sheet, as set forth in the Liabilities Schedule attached hereto.


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

                  4.10 Accounts Receivable. All accounts receivable of the Company are listed on the Receivables Schedule attached hereto and are designated as collectible within 90 days, 180 days, or over 180 days after the Closing Date. All such accounts receivable (i) have arisen only in the ordinary course of business consistent with past practice for goods sold and delivered or services performed, (ii) are collectible in full at the recorded amounts thereof within specified time period, net of any allowance for doubtful accounts reflected in the Interim Balance Sheet, and (iii) are free of any, and subject to no, defenses, setoffs or counterclaims in the ordinary course of business (without resort to Litigation or assignment to a collection agency).

                  4.11 Inventory. The inventory as set forth on the Interim Balance Sheet or arising since the Interim Balance Sheet Date was acquired and has been maintained in accordance with the regular business practices of the Company, consists of new and unused items of a quality and quantity usable or saleable in the ordinary course of business of the Company consistent with past practice, and is valued at reasonable amounts based on the ordinary course of business of the Company within the past six months at prices equal to the lower of cost or market value on a first-in-first-out basis. Except as specified on the Disclosure Schedule, none of such inventory is more than one year old, obsolete, unusable, slow-moving, damaged or not saleable in the ordinary course of the Company's business consistent with past practice.

                  4.12 Title to Assets. The Company owns outright and has good and marketable title to all of the Assets, including without limitation the assets and properties set forth on the Interim Balance Sheet, free and clear of all Liens, except Permitted Liens.

                  4.13 All Tangible Assets. The Disclosure Schedule sets forth accurate lists and summary descriptions of all tangible Assets where the value of an individual item exceeds $500 or where an aggregate of similar items exceeds $500, and of all leases, Licenses and other Contracts to which the Company is a party or is otherwise bound which relate in whole or in part to such Assets. In the Disclosure Schedule, the Assets listed have been grouped by type and assigned location. The Assets listed on the Disclosure Schedule constitute substantially all of the tangible assets used in or necessary to the conduct of the Business.

                  4.14 Condition of Assets. All tangible assets and properties that are part of the Assets are in good operating condition and repair and are usable in the ordinary course of the Business consistent with past practice and conform in all material respects to all applicable Regulations relating to their construction, use and operation. There are no developments materially affecting any such Asset which might curtail the present or future use thereof for the purpose for which it was acquired. Except pursuant to leases described on the Disclosure Schedule, no person other than the Company owns any vehicles, equipment or other tangible Assets situated on the facilities used by the Company in the Business (other than immaterial items of personal property owned by the Company's employees) or necessary to the operation of the Business.

                  4.15 Contracts.

                      (A) The Disclosure Schedule sets forth complete and accurate lists or descriptions of all consents or approvals required under any Contracts that are necessary for the Company to complete the Acquisition or to avoid a Default under such Contracts.

                      (B) None of the Assets is leased by the Company from any third party, whether affiliated or unaffiliated with the Company.

                      (C) The Company is not a party to any:

                          (1) Contract with any present or former employee or
consultant;

                          (2) Contract limiting or restraining it from engaging
or competing in any lines or business with any person, firm, corporation or other entity; or


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

                          (3) any material Contract not otherwise disclosed
herein.

                      (D) All of the Contracts (including all supplier or manufacturer's contracts) to which the Company is party or by which it or any of the Assets is bound or affected are valid, binding and enforceable in accordance with their terms. The Company has fulfilled, or taken all action necessary to enable it to fulfill when due, all of its material obligations under each of such Contracts. All parties to such Contracts have complied in all material respects with the provisions thereof, no party is in Default thereunder and no notice of any claim of Default has been given to the Company. There are no provisions of, or developments materially affecting, any such Contract which might prevent the Company from realizing the benefits thereof whether before or after the completion of the Acquisition.

                      (E) With respect to any of such Contracts that are leases, including the lease for the Company's offices, the Company has not received any notice of cancellation or termination under any option or right reserved to the lessor, or any notice of Default, thereunder.

                  4.16 Employees and Contractors. The Disclosure Schedule sets forth the names and current annual salary rates or current hourly wages or commission schedules of all present employees and independent contractors of the Company, together with the average number of hours worked per week, the date of the last salary or commission rate increase, the date of commencement of employment of each employee or independent contractor with the Company, and a summary of salary, bonuses, commissions and other compensation, if any, paid or payable to each of such persons for or in respect of that portion of the 2003 calendar year ending on the Interim Balance Sheet Date. The Disclosure Schedule also shall set forth the earnings for each of such persons as reflected on Form W-2 or 1099 for the 2002 calendar year.

                  4.17 Licenses. The Disclosure Schedule sets forth a complete list of all Licenses used in the operation of the Business or otherwise held by the Company. The Company owns, possesses or lawfully uses in the operation of its Business all Licenses which are necessary to conduct the Business as now or previously conducted or to the ownership of the Assets, free and clear of all Liens. The Company is not in Default, nor has it received any notice of any claim of Default, with respect to any such License. Except as otherwise governed by law, all such Licenses are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and will not be adversely affected by the completion of the Acquisition. No present or former shareholder, director, officer or employee of the Company, any affiliates of any of them, or any other person, firm, corporation or other entity owns or has any proprietary, financial or other interest (direct or indirect) in any License which the Company owns, possesses or uses.

                  4.18 Compliance with Regulations and Court Orders. The Company is not in violation of any Court Order or Regulation, and the Assets have not been used or operated by the Company or any other person or entity in violation of any Regulation or Court Order. All Court Orders to which the Company is a party or subject are listed in the Disclosure Schedule. The Company has made all filings or notifications required to be made by them under any Regulations applicable to the Company, the Business or the Assets. None of the Company nor any officer, employee or agent of, nor any consultant to, the Company has unlawfully offered, paid, or agreed to pay, directly or indirectly, any money or anything of value to, or for the benefit of, any individual who is or was a candidate for public office, or an official or employee of any governmental or regulatory body or authority or an officer or employee of any client, customer or supplier of the Company.

                  4.19 Claims. There is no Litigation pending or threatened against the Company, the Business or the Assets. There is no Litigation pending or threatened against the Seller relating to the Company Shares. No claim has been asserted and no event has occurred that might result in Litigation against the Company, the Business or the Assets, or the Seller relating to the Company Shares. To the best of the Company's and the


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Seller's knowledge, there is no reasonable basis for any such claim. All pending or threatened Litigation is fully covered by insurance.

                  4.20 Insurance. The Disclosure Schedule contains a true and complete description of the insurance coverage applicable to the Company, the Business and the Assets for the past three years, including amounts and lines of coverage, loss experience history by line of coverage for the past five years, and a description of all claims in excess of $10,000 for the past five years. All insurance coverage applicable to the Company, the Business and the Assets is in full force and effect, is valid, binding and enforceable in accordance with its terms against the respective insurers, insures the Company in reasonably sufficient amounts against all risks usually insured against by persons operating similar businesses or properties in the localities where such businesses or properties are located and has been issued by insurers of recognized responsibility. There is no Default under any such coverage nor has there been any failure to give notice or present any claim under any such coverage in a due and timely fashion. There are no outstanding unpaid premiums except in the ordinary course of business and no notice of cancellation or nonrenewal of any such coverage has been received. There are no provisions in such insurance policies for retroactive or retrospective premium adjustments. Neither the Company nor the Seller knows or has reason to know of the occurrence of any event which reasonably might form the basis of any claim against the Company, the Business or the Assets or which might materially increase the insurance premiums payable for any such coverage.

                  4.21 Labor Matters. The Company has no unionized workers.

                  4.22 Pension Plans; Employee Benefit Plans. The Company has no Employee Benefit Plans or Pension Plans.

                  4.23 Transactions with Affiliates. No shareholder or director or officer of the Company, or any member of his or her immediate family or any other of its, his or her affiliates, owns or has an ownership interest in any corporation or other entity, excluding the Buyer, that is or was during the last three years a party to, or in any property which is or was during the last three years the subject of, Contracts, business arrangements or relationships of any kind with the Company. All disclosed transactions between the Company and any shareholder or any affiliate have been on substantially the same terms and conditions as similar transactions between non-affiliated parties and are properly recorded on the books and records of the Company.

                  4.24 Delivery of Documents. The Company has delivered to the Buyer true, correct and complete copies of the Company's charter documents and By-Laws and all written Contracts and other documents and summaries of any material oral Contracts (including all amendments, supplements, modifications or waivers currently in effect) described in this Agreement or in the Disclosure Schedule.

                  4.25 No Material Adverse Developments. Since the Interim Balance Sheet Date, there has been no actual or threatened change in the Business or its prospects or, to the best of the Company's and the Seller's knowledge, any event, condition or state of facts, in either case that is or might be material and adverse to the Company, its prospects, or the Assets.

                  4.26 Material Transactions. Since the Interim Balance Sheet Date, the Business has been operated in the manner described in Section 6 and the Company has not taken any action that would have been prohibited by Section 6 had that Section been effective since the Interim Balance Sheet Date.

                  4.27 Corporate Records. The minute books of the Company are current and contain correct and complete copies of all charter documents of the Company, including all amendments thereto and restatements thereof, and of all minutes of meetings, resolutions and other actions and proceedings of its shareholders and board of directors and all committees thereof, duly signed by the Secretary or an Assistant Secretary, and the stock record book of the Company is also current, correct and complete and reflects the issuance of all of the Company Shares to the Seller.


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

                  4.28 Full Disclosure. There are no materially misleading misstatements in any of the representations and warranties made by the Company or the Seller in this Agreement or in any of the certificates and instruments delivered or to be delivered by the Company or the Seller pursuant to this Agreement, including (without limitation) in the Disclosure Schedule, and the Company and the Sellers have not omitted to state any fact necessary to make such representations and warranties not materially misleading. The Company and the Seller are unaware of any fact or event that could materially and adversely affect the Company's prospects.

                  4.29 Seller Representations. The Seller hereby represents and warrants to, and agrees with, the Buyer that:

                      (A) Purchase for Own Account. The Valesc Stock to be acquired by the Seller hereunder and shares of Common Stock issuable upon conversion of the Valesc Stock will be acquired for investment for the Seller's own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof, and the Seller has no present intention of selling, granting any participation in, or otherwise distributing the same.

                      (B) Disclosure of Information. The Seller believes it has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Valesc Stock and shares of Common Stock issuable upon conversion of the Valesc Stock to be acquired by the Seller under this Agreement. The Seller further has had an opportunity to ask questions and receive answers from the Buyer to obtain additional information (to the extent the Buyer possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Seller or to which the Seller had access. The foregoing, however, does not in any way limit or modify the representations and warranties made by the Buyer in Section 5.

                      (C) Investment Experience. The Seller understands that the purchase of the Valesc Stock and shares of Common Stock issuable upon conversion of the Valesc Stock involves substantial risk. The Seller (i) has experience as an investor in securities of companies in the development stage and acknowledges that the Seller can bear the economic risk of the Seller's investment in the Valesc Stock and has such knowledge and experience in financial or business matters that the Seller is capable of evaluating the merits and risks of this investment in the Valesc Stock and protecting its own interests in connection with this investment and/or (ii) has a preexisting business relationship with the Buyer and certain of its officers, directors or controlling persons of a nature and duration that enables the Seller to be aware of the character, business acumen and financial circumstances of such persons.

                      (D) Accredited Investor Status. The Seller is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended (the "1933 Act").

                      (E) Restricted Securities. The Seller understands that the Valesc Stock and shares of Common Stock issuable upon conversion of the Valesc Stock is characterized as "restricted securities" under the 1933 Act inasmuch as it is being acquired from the Buyer in a transaction not involving a public offering and that under the 1933 Act and applicable regulations thereunder these securities may be resold without registration under the 1933 Act only in certain limited circumstances. In this connection, the Seller represents that the Seller is familiar with Rule 144 of the U.S. Securities and Exchange Commission (the "SEC"), as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act. The Seller understands that the Buyer is under no obligation to register any of the securities sold hereunder. The Seller understands that no public market now exists for the Valesc Stock and that it is uncertain whether a public market will ever exist for such stock. The Seller also understands that there is currently only a limited public market for the Common Stock and there is no assurance that there will be a meaningful public market for the Common Stock at the time Seller converts any of the Valesc Stock.

                      (F) Further Limitations on Disposition. Without in any way limiting the representations set forth above, the Seller further agrees not to make any disposition of all or any portion of the Valesc Stock or shares of Common Stock issuable upon conversion of the Valesc Stock except:

                          (1) pursuant to a registration statement under the
1933 Act covering such disposition; or

                          (2) pursuant to an exemption from registration under
the 1933 Act, including, without limitation, Rule 144 or Rule 144A.

                      (G) Legend. It is understood that the stock certificate evidencing the Valesc Stock or shares of Common Stock issuable upon conversion of the Valesc Stock will bear the legend set forth below:

         THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE, OR UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THESE SECURITIES ARE RESTRICTED AND MAY NOT BE OFFERED, RESOLD, PLEDGED OR TRANSFERRED EXCEPT AS PERMITTED UNDER THE ACT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

The legend set forth above shall be removed by the Buyer from any stock certificate evidencing Valesc Stock or shares of Common Stock issuable upon conversion of the Valesc Stock upon delivery to the Buyer of an opinion by counsel, reasonably satisfactory to the Buyer, that a registration statement under applicable securities laws is at that time in effect with respect to the legended security or that such security can be freely transferred in a public sale without such a registration statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which the Buyer issued the Valesc Stock or shares of Common Stock issuable upon conversion of the Valesc Stock.

                      (H) No Reliance on Oral Statements. The Seller, in purchasing the Valesc Stock, is not relying on any oral representations, promises or statements made by the Buyer, or any officer, director or employee of the Buyer.

                      (I) Transferee Undertaking. In connection with any disposition of all or any portion of the Valesc Stock or shares of Common Stock issuable upon conversion of the Valesc Stock permitted pursuant to this Agreement, and so long as the legend has not been removed as set forth in (G) above, the Seller shall obtain an undertaking from each offeree or purchaser of the such stock pursuant to which the offeree or purchaser shall represent and warrant the following:

                          (1) it understands that the stock has not been registered under the 1933 Act and that, if in the future it decides to offer, sell, pledge or otherwise transfer such stock, such stock may be offered, sold, pledged or otherwise transferred only (i) to a person whom the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A, (ii) pursuant to an exemption from registration under the 1933 Act provided by Rule 144, if available, or (iii) pursuant to a registration statement under the 1933 Act covering such disposition, in all cases in accordance with all applicable securities laws of any state of the United States.

                          (2) it understands that the stock will contain a legend to the following effect unless the Buyer determines such legend is not necessary under applicable laws:

         THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, AND SUCH SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER SUCH ACT IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, OR (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT PROVIDED BY RULE 144, IF AVAILABLE, IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR CANADIAN PROVINCE.

                          (3) If the transferee is a qualified institutional buyer as defined in Rule 144A of the 1933 Act, that it is aware that the sale to it is being made in reliance on Rule 144A and it is acquiring the stock for its own account or for the account of a qualified institutional buyer.

         5.       REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE BUYER

         The Buyer hereby represents and warrants to the Seller that:

                  5.1 Organization and Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware, having full power and authority to carry on its business as it has been and is now being conducted. The Buyer is duly qualified to do business and is in good standing in every jurisdiction in which its business requires such qualification,

                  5.2 Authority and Binding Effect. The Buyer has the corporate power and authority to execute, deliver and perform this Agreement and has taken all actions necessary to secure all approvals required in connection therewith. The execution, delivery and performance of this Agreement by the Buyer has been duly authorized by all necessary corporation action. The execution and delivery of this Agreement and the consummation of the transactions herein contemplated will not contravene or violate the Articles of Incorporation or By-Laws of the Buyer. This Agreement constitutes the legal, valid and binding obligation of the Buyer, enforceable against it in accordance with its terms.

                  5.3      Capital Stock and Issuance.

                      (A) The Buyer's authorized capital stock consists of 100,000,000 shares of common stock, par value $.0001 per share, and 20,000,000 shares of Series B Convertible Preferred Stock, par value $.0001 per share. There are 14,477,064 shares of the Buyer's common stock presently outstanding and no shares of preferred stock outstanding.

                      (B) The Valesc Stock, when issued and paid for as provided in this Agreement (i) will be duly authorized and validly issued, fully paid and nonassessable, (ii) will not have been issued in violation of the terms of any Contract binding upon the Buyer, and (iii) will have been issued in compliance with all applicable charter documents of the Buyer. There are no preemptive rights with respect to the issuance of the Valesc Stock.

                      (C) Based in part on the representations made by the Seller in Section 4.29 hereof and in the Investment Letter attached as Exhibit A hereto (the "Investment Letter"), the offer and sale of the Valesc Stock to the Seller in accordance with this Agreement and assuming no change in currently applicable law or the Certificate of Incorporation of the Buyer, no transfer of the stock by the owner thereof and no commission or other remuneration is paid or given, directly or indirectly, for soliciting the issuance of the stock, the issuance of the Valesc Stock to the Seller will be exempt from the registration and prospectus delivery requirements of the 1933 Act.

                  5.4 Validity of Contemplated Transactions. Neither the execution and delivery of this Agreement by the Buyer nor the consummation of the transactions contemplated hereby will contravene or violate any Regulation or Court Order which is applicable to the Buyer, or will result in a Default under, or require the consent or approval of any party to, any Contract relating to the Buyer's business or to or by which the Buyer is a party or otherwise bound or affected, or require the Buyer to notify or obtain any License from any federal, state, local or other court or governmental agency or body or from any other regulatory authority.

                  5.5 Restrictions. The Buyer is not a party to any Contract or subject to any restriction or any Court Order or Regulation that adversely affects the Buyer or its business or affects or restricts the ability of the Buyer to consummate the Acquisition.

                  5.6 Third-Party Options. There are no existing Contracts, options, commitments or rights with, to or in any third party to acquire the Company.

                  5.7 Financial Statements. The Buyer has delivered to the Company (1) the Buyer's year-end balance sheet at December 31, 2002 and each of the two preceding fiscal year-ends, (2) its related statements of income for the fiscal years then ended, and (3) all related notes and schedules, each of which have been reviewed by the Buyer's independent auditors. All Liabilities of the Buyer at December 31, 2002 are fully reflected or reserved for in the Buyer's balance sheet at December 31, 2002 (the "Valesc Year-End Balance Sheet"). The Buyer has also delivered to the Company a copy of the unaudited balance sheet of the Buyer at March 31, 2003 and the related unaudited statement of income for the period from the Valesc Year-End Balance Sheet Date to March 31, 2003 (the "Valesc Interim Financial Statements"). All Liabilities of the Buyer as of the date of the Valesc Interim Balance Sheet are fully reflected or reserved for in the Buyer's balance sheet at the date of the Valesc Interim Balance Sheet (the "Valesc Interim Balance Sheet"). Each of the foregoing financial statements are true and complete in all material respects and were prepared in accordance with GAAP (except as noted in such financial statements) and fairly present the financial position and condition of the Buyer as of the respective dates thereof and the results of its operations and changes in financial position for the respective periods then ended.

                  5.8 Returns and Reports; Taxes. The Buyer has duly filed all federal, state and local tax reports and returns and all other reports and returns required to be filed by it pursuant to any Regulation. The Buyer has duly made all deposits required by law to be made with respect to employees' withholding taxes. The Buyer has duly paid or accrued on its books of account all taxes, duties and charges (including penalties and interest thereon) payable by it and the amounts established as provisions for taxes on the Valesc Year-End Balance Sheet and the Valesc Interim Balance Sheet are sufficient for the payment of all taxes (including penalties and interest thereon) due as a result of activities which occurred during periods covered by the Valesc Year-End Balance Sheet and the Valesc Interim Balance Sheet, respectively. The Buyer has not received any notice of assessment or deficiency or proposed assessment from or by the IRS or any other taxing authority in connection with its tax returns or reports and there is no pending tax examination of or tax claim asserted against the Buyer. There is no tax lien on any of the Buyer's assets except for liens for real estate taxes not yet due and payable. All federal income tax returns filed by the Buyer have been audited and settled through December 31, 2002, and no agreement for the extension of time or waiver of the statute of limitations for the assessment of any deficiency or adjustment for any year is in effect. True and correct copies of all federal and state income tax returns filed by the Buyer for the last three years have been delivered to the Company.

                  5.9 Undisclosed Liabilities and Schedule. The Buyer has no Liabilities except for:

                      (A) those Liabilities adequately and specifically set forth or reserved for on the Valesc Interim Balance Sheet and not heretofore paid or discharged; and

                      (B) those Liabilities not disclosed on the Valesc Interim Balance Sheet, as set forth in the Liabilities Schedule attached hereto.

                  5.10 Title to Assets. The Buyer owns outright and has good and marketable title to all of its properties, business, goodwill and rights of every kind, including without limitation the assets and properties set forth on the Valesc Interim Balance Sheet, free and clear of all Liens, except Permitted Liens.

                      5.11 Contracts.

                      (A) There are no consents or approvals required under any Contracts that are necessary for the Buyer to complete the Acquisition or to avoid a Default under such Contracts.

                      (B) Except for its distribution and representation agreements, the Buyer is not a party to any Contract limiting or restraining it from engaging or competing in any lines or business with any person, firm, corporation or other entity.

                      (C) All material Contracts to which the Buyer is a party are valid, binding and enforceable in accordance with their terms. The Buyer has fulfilled, or taken all action necessary to enable it to fulfill when due, all of its material obligations under each of such Contracts. All parties to such Contracts have complied in all material respects with the provisions thereof, no party is in Default thereunder and no notice of any claim of Default has been given to the Buyer. There are no provisions of, or developments materially affecting, any such Contract which might prevent the Buyer from realizing the benefits thereof whether before or after the completion of the Acquisition.

                  5.12 Compliance with Regulations and Court Orders. The Buyer is not in violation of any Court Order or Regulation, and there are no Court Orders to which the Buyer is a party or subject. The Buyer has made all filings or notifications required to be made by it under any Regulations applicable to it.

                  5.13 Claims. There is no Litigation pending or threatened against the Buyer. No claim has been asserted and no event has occurred that might result in Litigation against the Buyer. To the best of the Buyer's knowledge, there is no reasonable basis for any such claim.

                  5.14 No Material Adverse Developments. Since the date of the Valesc Interim Balance Sheet, there has been no actual or threatened change in the Buyer's business or its prospects or, to the best of the Buyer's knowledge, any event, condition or state of facts, in either case that is or might be material and adverse to the Buyer, its business or its prospects.

                  5.15 Full Disclosure. There are be no materially misleading misstatements in any of the representations and warranties made by the Buyer in this Agreement or in any of the certificates and instruments delivered or to be delivered by the Buyer pursuant to this Agreement, and the Buyer has not omitted to state any fact necessary to make such representations and warranties not materially misleading.

         6.       CONDUCT OF BUSINESS PENDING CLOSING

         From the Interim Balance Sheet Date through the Closing Date, except as has been approved by the Buyer in writing or as otherwise expressly provided in this Agreement, the Seller and the Company have caused the Company to:

                  (A) operate the Business only in the ordinary course and in substantially the same manner as it has been operated in the past and not sell any of the Assets except for inventory in the ordinary course of business;

                  (B) not issue, repurchase or redeem or commit to issue, repurchase or redeem, any shares of its capital stock, any options or other rights to acquire such stock or any securities convertible into or exchangeable for such stock;

                  (C) not declare or pay any dividend on, or make any other distribution with respect to, the Company Shares;

                  (D) not (1) incur any amount of long or short-term debt for money borrowed, (2) guarantee or agree to guarantee the obligations of others,
(3) indemnify or agree to indemnify others, or (4) incur any other Liabilities other than those incurred in the ordinary course of business consistent with past practice;

                  (E) keep in full force and effect insurance covering the Company, the Assets and the Business comparable in amount and scope of coverage to that now maintained;

                  (F) maintain the tangible Assets in good condition and working order, ordinary wear and tear excepted;

                  (G) use its best efforts to retain the Company's employees, consultants and independent contractors and maintain the Business so that such employees and consultants will remain available to the Company on and after the Closing Date and to maintain existing relationships with suppliers, customers and others having business dealings with the Company and otherwise to preserve the goodwill of the Business so that such relationships and goodwill will be preserved on and after the Closing Date;

                  (H) not amend its Articles of Incorporation or By-Laws;

                  (I) not merge with or into any other corporation or sell, assign, transfer, pledge or encumber any part of the Assets or agree to do any of the foregoing;

                  (J) not enter into any Contract that is material, nor permit any amendment or termination of any material Contract;

                  (K) not waive any rights of value or rights that would otherwise accrue to the Company after the Closing Date;

                  (L) not increase the salaries of, or make any bonus or similar payments to or establish any Employee Benefit Plans for, any of the Company's directors, officers or employees or enter into or modify any employment, consulting or similar Contracts with any such persons or agree to do any of the foregoing other than in the ordinary course of business consistent with past practice;

                  (M) collect its accounts receivable in the ordinary course of business consistent with past practice;

                  (N) pay its accounts payable in the ordinary course of business consistent with past practice and not fail to pay or discharge when due any Liabilities;

                  (O) use its best efforts to help the Buyer complete the Acquisition and obtain the satisfaction of the conditions specified in Section 9;

                  (P) promptly notify the Buyer of any Default, the threat or commencement of any Litigation, or any development that occurs before the Closing that could in any way materially affect the Company, the Assets or the Business;

                  (Q) use its best efforts to obtain any consents or approvals required under any Contracts (including supplier or manufacturer's contracts) or otherwise that are necessary to complete the Acquisition or to avoid a Default under any such Contracts;

                  (R) comply with all Regulations applicable to it and to the conduct of its business;

                  (S) provide the Buyer with such financial and other reports of the Business as may be reasonably requested;

                  (T) not make any capital expenditures in excess of $500 without the Buyer's prior written consent; and

                  (U) (1) give to the Buyer's officers, employees, counsel, accountants and other representatives free and full access to and the right to inspect, during normal business hours and upon reasonable advance notice, all of the Assets, records, Contracts (including supplier or manufacturer's contracts) and other documents relating to the Business, (2) permit them to consult with the officers, employees, accountants, counsel and agents of the Company for the purpose of making such investigation of the Company, the Business and the Assets as the Buyer shall desire to make, provided that such investigation shall not unreasonably interfere with the Company's business operations, and (3) furnish to the Buyer all such documents and copies of documents and records and information with respect to the Company's affairs and copies of any working papers relating thereto as the Buyer shall from time to time reasonably request.

         7.       POST-CLOSING COVENANTS

         So long as the Seller is an officer or employee of the Company or has not been terminated for cause, the Buyer agrees that:

                  (A) It will invest no less than an aggregate of $100,000 in two installments in the Company for expansion purposes during the one-year period following the Closing ("Buyer Investment"). The first installment of no less than $50,000 shall be made within 182 calendar days of the Closing. The second installment shall be made at any time between 182 calendar days and one year after the Closing. In the event the Buyer elects to invest more than $50,000 in the first installment, any excess over and above $50,000 shall be deemed part of the aggregate of the $100,000 investment due under this Section. The timing of the investment within each six-month period shall be at the discretion of the Buyer.

                  (B) During each of the third, fourth and fifth years after the Closing, the Buyer will make investments in the Company equal to, in the aggregate, at least 5% of its annual gross profits (the "5% Payments"). The timing of the investments during each year shall be at the discretion of the Buyer.

         8.       INDEMNIFICATION

                  8.1 Indemnification Obligations.

                  (A) The Seller and the Company, jointly and severally (together one "indemnifying party"), shall indemnify and hold harmless the Buyer, and the Buyer (another "indemnifying party") shall indemnify and hold harmless the Seller and the Company, from, against and in respect of any and all damages, losses, deficiencies, liabilities, costs and expenses (including reasonable attorneys' fees) resulting from, relating to or arising out of or relating to any (1) misrepresentation, (2) breach of warranty or (3) non-fulfillment of any agreement or covenant on the part of such indemnifying party or parties hereunder.

                  (B) Notwithstanding anything herein to the contrary, the Seller and the Company, jointly and severally, shall also indemnify and hold harmless the Buyer and each person who controls the Buyer within the meaning of the 1933 Act, and each officer and director of the Buyer and any such controlling person, at all times after the date hereof from and against:

                          (1) any claim by any former shareholder of the Company
                  involving the transactions contemplated hereby or any prior transaction involving any shares of capital stock of the Company or any predecessor corporation; and

                          (2) without limiting the generality of anything
                  contained in this Section, any and all damages, losses, deficiencies, liabilities, costs and expenses of, or claims against, the Buyer, resulting from, relating to or arising out of the business, operations or assets of the Company prior to the Closing Date or the actions or omissions of the Company's officers, directors, shareholders, employees or agents prior to the Closing Date.

                  8.2 Method of Asserting Claims. Promptly after receipt by an indemnified party of notice of the commencement of any action pursuant to which indemnification may be sought, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in and to assume the defense thereof with counsel reasonably selected by the indemnifying party, provided, however, that an indemnified party shall have the right to retain its own counsel, with the reasonably incurred fees and expenses of such counsel to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflicts of interest between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to the indemnifying party's ability to defend such action, shall relieve the indemnifying party of any liability to the indemnified party under this Section, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party other than under this Section to the extent it is prejudicial.

                  8.3 Payment. In the event that any party is required to make any payment under this Section, such party shall promptly pay the indemnified party the amount so determined. Upon the payment in full of any claim, either by setoff or otherwise, the party or entity making payment shall be subrogated to the rights of the indemnified party against any person, firm, corporation or other entity with respect to the subject matter of such claim.

                  8.4 Limitations on Indemnification.

                  (A) Notwithstanding anything herein to the contrary, the Buyer shall not be entitled to assert any right of indemnification hereunder against the Seller after a date 15 months after the Closing Date; if written notice of a claim in the form described in Section 8.2 above has been given prior to such date, then the relevant representations and warranties shall survive as to such claim until such claim has been finally resolved for all indemnification claims.

                  (B) No claim for indemnification against any party shall be payable unless and until the aggregate amount of any such claims exceeds $50,000; provided, however, that in no event shall the Seller be liable for claims in an aggregate amount in excess of $1,000,000.

         9.       CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER

         Subject to waiver as set forth in Section 12.6, the obligations of the Buyer under this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions:

                  9.1 Representations True at Closing. The representations and warranties of the Seller and the Company set forth in this Agreement and each of the Schedules attached hereto shall be true and correct on the Closing Date.

                  9.2 Performance by the Seller and the Company. The Seller and the Company shall have performed and satisfied all agreements and conditions which each of them is required by this Agreement to perform or satisfy prior to or on the Closing Date.

                  9.3 Certificates. The Buyer shall have received certificates from each of the Seller and the Company dated the Closing Date certifying in such detail as the Buyer may reasonably request that each of the conditions described in Sections 9.1 and 9.2 has been fulfilled.

                  9.4 Form and Content of Documents. The form and content of all documents, certificates and other instruments to be delivered by the Seller and the Company shall be reasonably satisfactory to the Buyer.

                  9.5 Litigation Affecting Closing. No Court Order shall have been issued or entered which would be violated by the completion of the Acquisition. No person who or which is not a party to this Agreement shall have commenced or threatened to commence any Litigation seeking to restrain or prohibit, or to obtain substantial damages in connection with, this Agreement or the transactions contemplated by this Agreement and no Litigation shall be pending against the Company.

                  9.6 Material Adverse Changes. As of the Closing Date, the Company, the Business and the Assets shall not have been materially adversely affected in any way, including, without limitation, by fire, casualty, act of God or otherwise. There shall be no conditions existing or threatened with respect to the Company, its prospects, the Business or the Assets that might be expected to have a material adverse effect on any of them.

                  9.7 Regulatory Compliance and Approvals. The Buyer shall be satisfied that all approvals required under any Regulations to carry out the Acquisition shall have been obtained and that the parties shall have complied with all Regulations applicable to the Acquisition.

                  9.8 Consents. The Seller and the Company shall have delivered to the Buyer all consents required to be obtained in connection with the Acquisition in order to avoid a Default under any Contract (including any supplier or manufacturer's contract) to or by which the Company is a party or may be bound. Each of the foregoing must be free from burdensome restrictions and conditions not applicable to the Company prior to the date of this Agreement.

                  9.9 Buyer Review. The Buyer shall have completed and be reasonably satisfied with its confidential and nondisclosed review of the business, management, finances, and supplier and customer relations of the Company.

                  9.10 Consents and Approvals. The Seller and the Company shall have obtained all consents and approvals necessary to complete the Acquisition and related transactions.

                  9.11 Investment Letter. The Seller shall have executed and delivered the Investment Letter.

                  9.12 Ancillary Documents. Each entity other than the Buyer which is a party to any of the Ancillary Documents shall have executed and delivered such of the Ancillary Documents as it is a party thereto.

                  9.13 Officer's Certificate. The Buyer shall have received a certificate from an officer of the Company, dated the Closing Date and in form and substance reasonably satisfactory to counsel for the Buyer, certifying that the Company Shares have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of the terms of any Contract binding upon the Company, and were issued in compliance with all applicable charter documents of the Company.

                  9.14 Employment Agreement. The Company and the Seller shall have executed and delivered the Employment Agreement in the form attached hereto as Exhibit B.

                  9.15 Trademark Assignment and Trademark License Agreement. The Company and the Seller shall have executed and delivered the Trademark Assignment in the form attached hereto as Exhibit C and Trademark License Agreement in the form attached hereto as Exhibit D.

         10.      CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER AND THE
COMPANY

         Subject to waiver as set forth in Section 12.6, the obligations of the Seller and the Company under this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions:

                  10.1 Buyer Representations True at Closing. The representations and warranties of the Buyer set forth in Section 5 shall be true and correct on the Closing Date.

                  10.2 Performance by the Buyer. The Buyer shall have performed and satisfied all agreements and conditions which it is required by this Agreement to perform or satisfy prior to or on the Closing Date.

                  10.3 Officer's Certificate. The Seller shall have received a certificate from an appropriate officer of the Buyer dated the Closing Date certifying in such detail as the Seller may reasonably request that each of the conditions described in Sections 10.1 and 10.2 has been fulfilled.

                  10.4 Form and Content of Documents. The form and content of all documents, certificates and other instruments to be delivered by the Buyer shall be reasonably satisfactory to the Seller.

                  10.5 Opinion of Counsel. The Seller shall have received the written opinion dated the Closing Date of Hecht & Associates, P.C., counsel for the Buyer, that the Valesc Stock has been duly authorized and validly issued, and is fully paid and nonassessable.

                  10.6 Ancillary Documents. The Buyer shall have executed and delivered each of the Ancillary Documents to which it is a party.

                  10.7 Litigation Affecting Closing. No Court Order shall have been issued or entered which would be violated by the completion of the Acquisition. No person who or which is not a party to this Agreement shall have commenced or threatened to commence any Litigation seeking to restrain or prohibit, or to obtain substantial damages in connection with, this Agreement or the transactions contemplated by this Agreement and no Litigation shall be pending against the Buyer.

                  10.8 Material Adverse Changes. As of the Closing Date, the Buyer and its business shall not have been materially adversely affected in any way, including, without limitation, by fire, casualty, act of God or otherwise. There shall be no conditions existing or threatened with respect to the Buyer, its business or prospects that might be expected to have a material adverse effect on any of them.

                  10.9 Regulatory Compliance and Approvals. The Seller shall be satisfied that all approvals required under any Regulations to carry out the Acquisition shall have been obtained and that the parties shall have complied with all Regulations applicable to the Acquisition.

                  10.10 Company Review. The Seller shall have completed and be reasonably satisfied with its confidential and nondisclosed review of the business, management, finances, and supplier and customer relations of the Buyer.

                  10.11 Consents and Approvals. The Buyer shall have obtained all consents and approvals necessary to complete the Acquisition and related transactions.

                  10.12 Ancillary Documents. Each entity other than the Company and the Seller which is a party to any of the Ancillary Documents shall have executed and delivered such of the Ancillary Documents as it is a party thereto.

         11.      COMPENSATION AND STOCK OPTIONS

                  11.1 Compensation. After the first full fiscal quarter of the Company following the date on which the Buyer completes the Buyer Investment and so long as the Seller is an officer or employee of the Company or has not been terminated for cause, the Buyer shall be entitled to payments from the Company based upon the Company's net sales as follows:

                  (A) Net Annual Sales at the Rate of $1 Million or Less per Year. In the event that the Company's net quarterly sales for each quarter following the completion of the Buyer Investment are annualized at the rate of $1 million or less, computed quarterly, the Buyer shall be paid 5% of such net quarterly sales; provided, however, that no such payment shall be made to the Buyer except to the extent that such net sales exceed the amount necessary for the Company to pay all of its operating expenses for such quarter, exclusive of any payments of salary or other compensation to the Seller.

                  (B) Net Annual Sales in Excess of $1 Million per Year. In the event that the Company's net quarterly sales for each quarter following the completion of the Buyer Investment are annualized at the rate of $1 million or more, computed quarterly, the Buyer shall be paid 10% of such net quarterly sales.

                  (C) Duration. This obligations set forth in this Section shall terminate on the fifth anniversary of the Closing.

                  (D) Taxes. The Seller will indemnify and hold harmless the Buyer for any and all withholding and payroll taxes attributable to payments made to the Seller.

                  (E) Timing of Payments. The Buyer is to be paid its percentage of the prior quarter's sales within 10 business days after the calculation of net sales as determined by the Company. In the event the Buyer is not timely paid the amount calculated by the Company to be due the Buyer under this Section, after written notice and reasonable opportunity for cure, it shall have the right to terminate the Seller as an officer or employee of the Company for cause.

                  11.2 Options. Buyer will reserve options to purchase 100,000 shares of its stock under the Buyer's 2001 Qualified Stock Option Plan for qualified employees of the Company, other than Seller or members of his family.

         12.      MISCELLANEOUS

                  12.1 Certain Restrictions on Business Activities; Confidentiality.

                  (A) Noncompetition. For the period from the Closing Date until the later of (i) the third anniversary of the Closing Date or (ii) two years after the Seller ceases any affiliation with the Buyer or the Company other than as a shareholder (the "Noncompete Period"), the Seller, unless acting in accordance with the

Buyer's prior written consent, will not (directly or indirectly) own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, principal, agent, representative, consultant, investor, owner, partner, manager, joint venturer or otherwise with, or permit its name to be used by or in connection with, or lease, sell or permit to use any real property or interest therein owned by the Seller to, any business or enterprise engaged in the sale or distribution of medical products similar to those offered by the Company in any geographic region within 75 miles of the Company's head office or 25 miles from any customer of the Company or the Buyer; provided, however, that the provisions of this Section shall not be deemed to prohibit the ownership by the Seller of not more than 5% of any class of securities of any corporation having a class of securities registered pursuant to the Securities Exchange Act of 1934.

                  Upon the termination of the Seller's employment with the Company for cause, as defined in paragraph (E) below, Seller's right to any further compensation hereunder shall cease and terminate, except that Seller shall be entitled to receive, on the terms and at the times specified in this
Agreement: (i) any salary earned through the date of termination of employment; and (ii) the reimbursement of any expenses incurred by Seller for the benefit of the Buyer or the Company prior to the date of termination. The Seller acknowledges that (1) the provisions of this Section are reasonable and necessary to protect the legitimate interests of the Buyer, (2) any violation of this Section will result in irreparable injury to the Buyer and the Company and that damages at law would not be reasonable or adequate compensation to the Buyer and the Company for a violation of this Section, and (3) the Buyer and the Company shall be entitled to have the provisions of this Section specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages and without posting bond or other security as well as to an equitable accounting of all earnings, profits and other benefits arising out of any violation of this Section, including, without limitation, future earnings estimated upon a basis of three years as the average tenure of a customer with the Company. In the event that the provisions of this Section should ever be deemed to exceed the time, geographic, product or any other limitations permitted by applicable law, then such provisions shall be deemed reformed to the maximum permitted by applicable law.

                  (B) Nonsolicitation. The Seller agrees that, for the Noncompete Period, it will not (directly or indirectly) call on or solicit for the purpose of doing business or divert or take away from the Company or the Buyer the business of (including, without limitation, by divulging to any competitor or potential competitor of the Company or the Buyer the name of) any person, firm, corporation or other entity who or which during the Noncompete Period was, or at any time during the three years preceding the Closing Date had been (i) a manufacturer for whom the Company serves or served as a manufacturer's representative, (ii) a customer of the Company, (iii) a potential customer or manufacturer whose identity was known to the Seller during the Noncompete Period as one whom the Company intended to solicit within the succeeding year, or (iv) a key employee of any of the foregoing.Nothing contained in this Section shall be deemed to limit or impair, or be limited or impaired by, the provisions of Section 12.1.

                  (C) Hiring of the Company's Employees. During the Noncompete Period, the Seller will not (directly or indirectly) hire or offer employment to any employee, consultant or independent contractor of the Company unless the Company or the Buyer first terminates the relationship of such employee, consultant or independent contractor. Nothing contained in this Section shall affect or be deemed to affect in any manner any other provision of this Agreement.

                  (D) Confidentiality. The Seller acknowledges that the Buyer and the Company could be irreparably damaged if confidential information concerning their business and affairs were disclosed to or utilized on behalf of any person. Confidential information shall include, but not be limited to the following: all confidential, sensitive or proprietary information and trade secrets of the Buyer and the Company in whatever form transmitted, whether now existing or hereafter acquired or developed, including, without limitation, programming, advertising and distribution concepts, financial statements, business plans, working methods, investments, materials, processes, programs, designs, drawings, names of and relationships with current or potential vendors, manufacturers and lenders and other third parties, contractual arrangements, profit formulas, experimental investigations, studies, current or potential customer names and requirements, and current or potential professional associations or contacts. The Seller covenants and agrees to and with the Buyer that, except as otherwise provided in this Agreement, it will not, at any time, directly or indirectly, without the prior written consent of the Buyer, divulge, or permit any of its partners, shareholders, directors, officers, employees, consultants or agents to divulge to any person any confidential information of the Buyer or the Company, nor release any information provided pursuant to or concerning this Agreement, or the transactions contemplated by this Agreement, if such release is intended for, or may result in, its public dissemination. The foregoing requirements of confidentiality shall not apply to information: (i) that is now or in the future becomes freely available to the public through no fault of or action by the using or disclosing party; (ii) that is in the possession of the using or disclosing party prior to the time such information was obtained from the Buyer or the Company or that is independently acquired by the using or disclosing party without the aid, application or use of such other information; (iii) that is obtained by the using or disclosing party in good faith without knowledge of any breach of a secrecy arrangement from a third party; (iv) that is required to be disclosed by applicable law or order of government agency or self-regulatory body; or (v) that is disclosed in connection with any bona-fide offer to purchase any shares in the Buyer or the Company; provided that the proposed transferor obtains an undertaking from the proposed transferee to keep such information confidential in accordance with the provision of this Section prior to such disclosure.

                  (E) Non-Applicability of Restrictions; Further Remedies. The provisions of Sections 12.1 (A) through (D) above shall become null and void and inapplicable against the Seller if the Buyer (i) becomes insolvent, files for bankruptcy or for the protection of creditors, or becomes the subject of an involuntary bankruptcy proceeding; (ii) fails timely to make any of the Buyer Investment payments or the 5% Payments; (iii) causes the Company to terminate the Seller's employment for any reason except for cause; or (iv) in the event of a material breach of the terms of this Agreement by the Buyer or of the Employment Agreement by the Company (each of clauses (i) through (iv) hereafter a "Buyer Default"); provided, however, that the Seller shall remain bound by the provisions of Section 12.1(D) insofar as it relates to confidential information of the Buyer. "For cause" shall mean and include the Seller's (i) material breach, as reasonably determined by the Buyer, of any proprietary information or confidentiality agreement entered into with Company or the Buyer, including, without limitation, the theft or other misappropriation of Company's or the Buyer's confidential information; (ii) conviction (including any plea of nolo contendere) of any felony or any crime involving fraud or dishonesty (whether or not related to his employment); (iii) participation in any fraud against the Company or the Buyer; (iv) material breach, as reasonably determined by the Buyer, of his duties to Company, which breach the Seller shall have failed to correct within 30 days of receipt of written notification of the same by Company or the Buyer; or (v) breach as set forth in Section 11.1(E) of this Agreement or any breach specified in the Employment Agreement as constituting "cause". Additionally, in the event of a Buyer Default, the Buyer's license with the Seller for the use of the Company name, "Dimension Distributing, Inc.," shall terminate.

                  12.2 Payment of Expenses. Each of the parties hereto will pay all legal, accounting and other fees and expenses which such party incurs in connection with this Agreement and the transactions contemplated hereby.

                  12.3 Termination by Mutual Consent. This Agreement may be terminated at any time on or prior to the Closing Date by mutual consent of the Seller and the Buyer.

                  12.4 Brokers' and Finders' Fees. The Seller and the Company as a group and the Buyer each represents and warrants to the other that all negotiations relative to this Agreement have been carried on by them directly without the intervention of any person, firm, corporation or other entity who or which may be entitled to any brokerage fee or other commission in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby, and each of them shall indemnify and hold the other or any affiliate of them harmless against any and all claims, losses, liabilities or expenses which may be asserted against any of them as a result of any dealings, arrangements or agreements by the indemnifying party with any such person, firm, corporation or other entity.

                  12.5 Assignment and Binding Effect. This Agreement may not be assigned prior to the Closing by any party hereto without the prior written consent of the other parties. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the heirs, executors, legal representatives, successors and assigns of the parties hereto.

                  12.6 Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument executed by such party.

                  12.7 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following: (i) at the time of personal delivery, if delivery is in person; (ii) at the time of transmission by facsimile, addressed to the other party at its facsimile number specified herein (or hereafter modified by subsequent notice to the parties hereto), with confirmation of receipt made by both telephone and printed confirmation sheet verifying successful transmission of the facsimile; (iii) one business day after deposit with an express overnight courier for deliveries within a country, or three business days after such deposit for international deliveries or (iv) three business days after deposit in mail by certified mail (return receipt requested) or equivalent for deliveries within a country.

         All notices for international delivery will be sent by facsimile or by express courier. All notices not delivered personally or by facsimile will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address or facsimile number indicated for such party:

         In the case of the Buyer:

                  Valesc Holdings Inc.
                  16200 Addison Road, Suite 190
                  Addison, TX 75001
                  Facsimile No.:  (972) 931-1995
                  Attention:  Jeremy Kraus

         With required copies to:

                  Hecht & Associates, P.C.
                  60 East 42nd Street, Suite 5101
                  New York, NY 10165
                  Facsimile No.: (212) 490-3263
                  Attention:  Charles Hecht, Esq.

         In the case of the Seller or the Company:

                  Dimension Distributing, Inc.
                  39 Limerick Road, Unit 7
                  Arundel, ME 04046
                  Facsimile No.:  (207) 985-8847
                  Attention:  Tim Kain

                  Any party hereto (and such party's permitted assigns) may by notice so given change its address for future notices hereunder. Notice shall conclusively be deemed to have been given in the manner set forth above.

                  12.8 New York Law to Govern; Arbitration. This Agreement and the enforcement thereof shall be governed by and construed under the internal laws of the State of New York. Any dispute arising under or in connection with the interpretation, application, implementation or enforcement of this Agreement or the transactions contemplated herein shall be subject to arbitration before the American Arbitration Association in New York City. Such tribunal shall have the right to award reasonable legal fees and disbursements incurred to the prevailing party. The tribunal will be requested to determine who is the prevailing party. If the tribunal does not make such a determination, then each party will be responsible for its own legal fees and disbursements. Any arbitration award rendered between the parties hereto shall be binding, unless modified or vacated by a court of competent jurisdiction.

                  12.9 Remedies Not Exclusive. Nothing in this Agreement shall be deemed to limit or restrict in any manner other rights or remedies that any party may have against any other party at law, in equity or otherwise.

                  12.10 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their heirs, executors, legal representatives, successors and assigns, and they shall not be construed as conferring and are not intended to confer any rights on any other persons.

                  12.11 Contents of Agreement. This Agreement, together with any documents referred to herein, sets forth the entire agreement of the parties hereto with respect to the transactions contemplated hereby. This Agreement may not be amended except by an instrument in writing signed by the parties hereto, and no claimed amendment, modification, termination or waiver shall be binding unless in writing and signed by the party against whom or which such claimed amendment, modification, termination or waiver is sought to be enforced.

                  12.12 Section Headings and Gender. All section headings and the use of a particular gender are for convenience only and shall in no way modify or restrict any of the terms or provisions hereof. Any reference in this Agreement to a Section, Exhibit or the Disclosure Schedule shall be deemed to be a reference to a Section, Exhibit or the Disclosure Schedule of this Agreement unless the context otherwise expressly requires.

                  12.13 Disclosure Schedule and Exhibits. All attachments, Exhibits and the Disclosure Schedule referred to herein are intended to be and hereby are specifically made a part of this Agreement. An item disclosed in the Disclosure Schedule in response to one section of this Agreement shall not be deemed disclosed in response to any other section unless otherwise specifically provided in this Agreement.

                  12.14 Cooperation. Subject to the provisions hereof, the parties hereto shall use their best efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable under the provisions of this Agreement and under applicable law to consummate and make effective the transactions contemplated by this Agreement.

                  12.15 Severability. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                  12.16 Survival. All of the representations, warranties, covenants and agreements made by each party in this Agreement and in any Exhibit or Schedule attached hereto, certificate, document or list delivered by any such party pursuant hereto or in connection with the Acquisition shall survive the Closing and each party hereto shall be entitled to rely upon the representations and warranties of the other party set forth in this Agreement or in any Exhibit or Schedule attached hereto.

                  12.17 Counterparts. This Agreement may be executed in two or more counterparts, each of which is an original and all of which together shall be deemed to be one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by all of the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.


                                            VALESC HOLDINGS INC.


                                            By:
                                               --------------------------------
                                            Name:  Jeremy Kraus
                                            Title: Chief Executive Officer


                                            By:
                                               --------------------------------
                                            Name:  Samuel Cohen
                                            Title: President


                                            DIMENSION DISTRIBUTING, INC.


                                            By:
                                               --------------------------------
                                            Name:  Tim Kain
                                            Title:  President


                                            SELLER


                                            --------------------------------
                                            Tim Kain

                               DISCLOSURE SCHEDULE


4.10 The Seller's representations in clauses (2) and (3) of the second sentence are based upon Seller's best knowledge after due inquiry.

4.15(D) The Seller's representations in the third and fourth sentences are based upon Seller's best knowledge after due inquiry.

4.18 The Seller's representations in the first, third and fourth sentences are based upon Seller's best knowledge after due inquiry.

4.20 The Seller's representations in the third sentence are based upon Seller's best knowledge after due inquiry.

                              LIABILITIES SCHEDULE

                              RECEIVABLES SCHEDULE

                                                                       Exhibit A

                                Investment Letter




                                  June 18, 2003

Valesc Holdings Inc.
16200 Addison Road, Suite 190
Addison, TX 75001

Dear Sirs:

         The undersigned hereby accepts 8,000 shares of Series B Convertible Preferred stock of Valesc Holdings Inc. ("Valesc"), $.0001 par value per share (the "Stock"), pursuant to a Share Purchase Agreement dated the date hereof (the "Purchase Agreement") and Valesc hereby delivers the Stock pursuant to the Purchase Agreement.

         In connection with the foregoing, the undersigned represents that:

         1. the Stock is being purchased for investment, not for resale or distribution and not for the purpose of effecting or causing to be effected, a public offering of any of the Stock;

         2. the Stock will not be sold, transferred, assigned or disposed of, except in accordance with the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission ("SEC") promulgated thereunder;

         3. the Stock is being purchased for the sole account of the undersigned and no other understanding exists with regard to the disposition, sale, transfer or assignment of the Stock other than that set forth herein.

         The undersigned has been advised and understands that it is the view of the SEC that the foregoing investment representations would be inaccurate if it merely meant that the present intention of the undersigned was to hold the Stock for the long term capital gains period of the tax statutes, or for a deferred sale, or for a market rise, or for sale if the market declines, or for sale after a fixed period in the future or for sale only if the issuer fails to operate profitably. The undersigned further understands that, in the view of the SEC, the inability to develop a viable trading market for Valesc's stock, a change in the market value of Valesc's stock, a change in the condition of Valesc, a change in the conditions within the industry in which Valesc proposes to engage or, should the Stock be pledged as security for a loan, foreclosure or threatened foreclosure of such a loan, would not be such a change in the circumstances as to justify sale of the Stock. The undersigned understands that it is the view of the SEC that if there is an intention, at the time the Stock is acquired, to resell the Stock to the public after the passing of some more or less definitive time period, the Stock would not be truly acquired for investment. The undersigned further understands that the foregoing is not intended to be a complete listing of the views held by the SEC relating to the foregoing investment representation.

         The undersigned acknowledges it has been advised that the Stock has not been registered under the Securities Act of 1933, as amended, and that none of the Stock may be sold, transferred, assigned or disposed of, except in accordance with such Act and the rules and regulations of the SEC promulgated thereunder. The undersigned hereby consents that the face of the Stock to be issued and delivered to it may contain a restrictive legend as set forth in the Purchase Agreement.

         The undersigned understands that Valesc is currently a company with limited operations and there is no assurance that its business plan will be profitable or viable, and that the Stock being purchased involves a high degree of risk. It is the best judgment of the undersigned that the Stock being purchased hereby is Stock of the kind which the undersigned wishes to purchase and hold for investment and that the nature and amount of the Stock being acquired are consistent with the investment program of the undersigned. The undersigned represents and warrants that the present and anticipated financial position of the undersigned permit the undersigned to hold the Stock for investment, as aforesaid.

         The undersigned hereby acknowledges that neither Valesc nor any persons or parties associated with Valesc has made any representation or warranties of any kind, nature or description in connection with the sale or offer of the Stock other than those set forth in the Purchase Agreement. The undersigned is also relying on its own investigation of Valesc and its prospects and represents that Valesc has answered all its questions and made available all information requested.

                                       Very truly yours,



                                       ----------------------------------
                                       Tim Kain

                                                                       Exhibit B

                              Employment Agreement

                                                                       Exhibit C

                              Trademark Assignment

                                                                       Exhibit D

                           Trademark License Agreement



                                       32